Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 29, 2011 on our audits of the financial statements of iBio, Inc. as of June 30, 2011 and 2010 and for the years then ended, which report appears in the Annual Report on Form 10-K of iBio, Inc. for the year ended June 30, 2011 and includes an explanatory paragraph relating to iBio, Inc.’s ability to continue as a going concern.

/s/ J.H. Cohn LLP

Eatontown, New Jersey
May 29, 2012